Exhibit 10.56d

Wells Fargo Business Credit Suite 1400 100 East Wisconsin Avenue Milwaukee, WI 53202 414-224-7440 414 224-7442 Fax

November 10. 2008

MISCOR Group, Ltd.
1125 S. Walnut
South Bend, Indiana 46619
Attention: Richard Mullin

Dear Mr. Mullin:

MISCOR Group, Ltd.. an Indiana corporation ("MISCOR" ), Magnetech Industrial Services. Inc., an Indiana corporation (“MIS"), Martell Electric, LLC, an Indiana limited liability company ("Martell"), HK Engine Components, LLC, an Indiana limited liability company ("HK"), Magnetech Power Services, LLC, an Indiana limited liability company ("MPS") Ideal Consolidated, Inc., an Indiana corporation ("Ideal"), 3-D Service, Ltd., an Ohio limited liability company, (“3D”), and American Motive Power, Inc., a Nevada corporation (“AMP,” and together with MISCOR, MIS, Martell, HK, MPS, Ideal and 3D, the "Borrowers") and Wells Fargo Bank, National Association (the “Lender"), acting through its Wells Fargo Business Credit operating division, have entered into that certain Credit and Security Agreement dated as of January 14, 2008, as amended (the "Credit Agreement”).  Capitalized terms used herein shall have the meaning assigned to such terms in the Credit Agreement. The Borrowers have advised the lender that they in are default of the provisions of Section 6.2(c) of the Credit Agreement as of and for the period ending September 28, 2008, with regard to Capital Expenditures paid out of working capital. The Borrowers’ failure to comply with such provision of the Credit Agreement constitutes an Event of Default pursuant to Section 7.1(b) of the Credit Agreement (the “Current Default”). The Borrowers have requested that the Lender waive the Current Default.

Lender has agreed to waive the Current Default provided the Borrowers, together with their affiliate, AMP Rail Services Canada, ULC, do not incur or contract to incur Capital Expenditures of more than Two Million Seven Hundred Fifty Thousand Dollars ($2,750,000) in the aggregate during fiscal year 2008, with no more than Two Million Two Hundred Fifty Thousand Dollars ($2,250,000) to be paid from the Borrowers' and AMP-Canada's working capital in fiscal year 2008. Upon the terms and subject to the conditions set forth in this letter, the Lender hereby waives the Current Default. This waiver shall be effective only in this specific instance and for the specific purpose for which it is given, and shall not apply to any other Events of Default under the Credit Agreement or any of the Security Documents, whether now existing or occurring after the date hereof.

As consideration for the waiver set forth herein, the Borrowers shall pay to the Lender as of the date hereof a fully-earned, non-refundable fee in the amount of Twenty Five Thousand Dollars ($25,000).

This waiver shall not vary or waive any of the terms of the Borrowers' obligations to the Lender, nor entitle the Borrowers to any other or further waiver in any similar or other circumstance. The Lender hereby acknowledges that it does not as of the date of this letter have any actual knowledge of the occurrence and continuation of any Events of Default other than the Current Default.

Very truly yours,

WELLS FARGO BANK, NATIONAL ASSOCIATION

/s/ Ronald Yandry

Ronald Yandry, Vice President

Acknowledged and agreed to this
11 day of November, 2008

MISCOR GROUP, LTD., on behalf of itself
and the other Borrowers

By:	/s/ Richard J. Mullin

Name:	Richard J. Mullin

Title:	Vice President & CFO